EXHIBIT 99.1

Media Contact: Jaime Spuhler Taleo Corporation 904.493.8851 e-mail: jspuhler@taleo.com	Investor Relations Contact: Nate Swanson 925.452.3156 e-mail: ir@taleo.com

Taleo Provides Q4 Business Update; Caps Powerful 2008

-Signed A Record 27 New Enterprise Edition™ Customers
-Closed A Record 12 Large Enterprise Deals
-Enters 2009 with over $315 Million in Contracted Application Revenue Backlog
-Launches Performance Management Capabilities for SMB Market
-Garners Leadership, Vision Accolades from Industry Analysts

Dublin, CA – February 23, 2009 – Taleo (NASDAQ: TLEO), the leading provider of on demand talent management solutions, today announced a business update for the fourth quarter and fiscal year ended December 31, 2008.

"2008 was an important year for us—we made a quantum leap from a best in class, recruiting management company to a bonafide leader in unified talent management with powerful offerings across recruiting, performance and compensation management,” said Michael Gregoire, Chairman and CEO of Taleo.  "Even in a worsening economic environment, global businesses of all sizes are turning to Taleo to help them better leverage what typically amounts to 50%-70% of their costs: their people.”

Annual Highlights Include:

•	Q1 launch of Enterprise Performance Management product.

•	Q2 announcement of the acquisition of Vurv, a leading provider in the talent management space with a large and impressive customer base.

•	Q3 introduction of Talent Grid strategy and strategic investment in Worldwide Compensation.

•	Q4 on-time delivery of SMB Performance Management product.

Q4 Highlights Include:

Enterprise

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Acquired a record 27 new Taleo Enterprise Edition(TM) recruiting customers. Demand for Taleo's talent management solutions continued, bringing Taleo’s enterprise customer base to over 660 organizations around the world. Additionally, Taleo signed a record 12 large enterprise deals with a first year ASP greater than $250,000, up from 8 in the fourth quarter of 2007. New Taleo Enterprise Edition(TM) customers in North America included: Royal Caribbean, Panera Bread, VF Corporation, PPG, Evergreen Packaging, Henry Schein, Dow Jones, VeriSign, Zions Bancorp, Booz and Company, Air Canada Jazz, Neoris and Kinetic Concepts. Taleo also signed a large multi-year outsourcing deal through its partnership with IBM. In addition, Taleo’s renewal rates remained strong even across economically sensitive verticals such as Financial Services and Retail.

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Exceeded Plan on Performance Management Adoption. The number of sales of Taleo Performance(TM) exceeded the Company's objective for the year. In the fourth quarter, the company closed several enterprise performance management deals in North America and Europe, including Evergreen Packaging. In addition, the company was highlighted by both IDC and Gartner industry analysts for vision and execution excellence in their respective market-wide analyses of Unified Talent Management and Performance Management.

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Closed two deals in alliance with Worldwide Compensation. Taleo continues to work with strategic alliance partner Worldwide Compensation to enable a best in class pay-for-performance solution. Together, the companies closed two compensation management deals in Q4, Con-way Transportation and Yellow Pages Canada, and currently have more than two dozen joint sales opportunities in the pipeline. Further, Worldwide Compensation received the “best in class” commendation in a report from industry analyst firm Gartner, in the Compensation Management category.

SMB

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Signed 175 new SMB Customers. Strong sales of Taleo Business Edition(TM), a recruiting solution targeted at companies with less than 3,000 employees, further established Taleo as the leader for SMB Recruiting. New TBE customers include: Spectrum Health Partners, Greenville County Recreation District, Focus Management Group, Unitrends, Carmel Country Club, Lithium Technologies, Meebo and Blue Diamond Growers. Taleo also launched Taleo Business Edition Perform, specifically tuned for the staff assessment and performance management needs of SMBs and has early customer sales there too.

Global

•	Continued Rapid International Adoption. New international customers included: Fluxys, Alstom, Bouygues Construction, PSA Peugeot Citroën and Westfield Australia.

Accounting Review Update:

Taleo continues to work with its independent registered public accounting firm, Deloitte & Touche LLP, to re-evaluate whether the company’s current and historical revenue recognition policies are appropriate under generally accepted accounting principles in the United States, or GAAP.  Taleo announced today that it will be restating its previously issued financial statements for 2006 and 2007 and certain interim financial statements to correct errors relating to the timing for revenue recognition for consulting services revenue under certain of its historical arrangements and the timing of revenue recognition for set-up fees.  Taleo continues to make progress in bringing its review process to closure, and, in connection with that process, intends to submit a pre-clearance submission to the Office of the Chief Accountant of the Securities and Exchange Commission.

Conference Call Details

In conjunction with this announcement, Taleo will host a conference call 2:00pm PST (5:00pm EST) today to discuss the Company's fourth quarter 2008 business update. A live and replay Webcast of the call will be available on the Investor Relations section of Taleo's website at www.taleo.com. The live call may be accessed by dialing 866-272-9941 (domestic) or 617-213-8895 (international) and referencing passcode: 4320-4189.  A replay of the call can also be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and referencing passcode: 8264-6746.

About Taleo

Taleo (NASDAQ: TLEO) is the leader in on-demand unified talent management solutions that empower organizations of all sizes to assess, acquire, develop and align their workforces for improved business performance. More than 3,900 organizations use Taleo for talent acquisition and performance management, including 48 of the Fortune 100 and over 3,300 small and medium sized businesses across 200 countries and territories. Known for its strong configurability and usability, Taleo runs on a world-class infrastructure and offers 99.9% availability. Taleo's Talent Grid harnesses the resources of the Taleo community of customers, candidates, and partners to power the talent needs of companies around the world.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding the demand for and results from use of Taleo’s solutions, Taleo’s review of its revenue recognition policies, and general business conditions.  Any forward-looking statements contained in this press release are based upon Taleo's historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Taleo's expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Taleo disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially. Further information on potential factors that could affect actual results is included in Part II, Item 1A of Taleo’s Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2008, and in other reports filed by Taleo with the SEC.

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